Exhibit 99

News From

FOR IMMEDIATE RELEASE June 23, 2004

HealthSouth Names Mike Snow Chief Operating Officer

BIRMINGHAM, Ala. — HealthSouth Corp. (OTC Pink Sheets: HLSH) today announced the appointment of Mike Snow, age 49, to the position of Chief Operating Officer, effective June 30, 2004. Snow, who most recently served as the President of the Gulf Coast Division of HCA (NYSE: HCA), will be responsible for the day-to-day operations of the company on an ongoing basis.

“We are delighted to welcome Mike as HealthSouth’s new Chief Operating Officer,” said Jay Grinney, HealthSouth’s CEO. “Mike brings 24-years of experience as a seasoned healthcare executive to the Company. He has a strong, proven history of innovative strategic planning, ethical business practices, creating and improving programs, cultivating productive management teams and growing a business.”

“I have admired HealthSouth’s ability to be innovative and entrepreneurial in the marketplace,” said Snow. “My goal is to build on that strength and continue exploring with the physicians new alternatives to the delivery of patient care within an environment committed to honesty, integrity and solid leadership values. I am excited about this opportunity to work with Jay Grinney again, the board of directors and the management team toward a successful future for HealthSouth.”

Snow has an extensive background in the healthcare industry. Since 1996, he has served as President of one of HCA’s largest Divisions, which has annual net revenues of $2 billion and more than 11,000 employees. Prior to that, he was Chief Executive Officer of Doctors’s Hospital of Jefferson in Metairie, La., a Tenet Healthcare Corporation facility. He has also held a number of different positions with both Universal Health Services, Inc. and Humana, Inc.

Snow is active on numerous industry boards and community organizations, including serving as Chairman of the Texas Hospital Association in 2002-2003, member of the Texas Governor’s Special Committee on Medicaid Reform and the American Hospital Association Regional Policy Board, and Chairman of the Houston Chapter of the American Heart Association’s Paul “Bear” Bryant Coach of the Year Award event.

Snow has a Bachelor of Science degree in Accounting from the University of Alabama and a Master of Business Administration from Troy State University.

About HealthSouth

HealthSouth is the nation’s largest provider of outpatient surgery, diagnostic imaging and rehabilitative healthcare services, operating facilities nationwide and abroad. HealthSouth can be found on the Web at http://www.healthsouth.com .

For more information contact Andy Brimmer at 205-410-2777.